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                                                                  Exhibit (3)(a)


                            CERTIFICATE OF AMENDMENT
                                       TO
                       AMENDED ARTICLES OF INCORPORATION
                                       OF
                               HUFFY CORPORATION


                 RICHARD L. MOLEN, President and Chief Executive Officer, and NANCY A. MICHAUD, Secretary, of HUFFY CORPORATION, an Ohio corporation for profit, do hereby certify that at a meeting of the Board of Directors of said Corporation, duly called and held on the 9th day of December, 1994, at which all of the Directors were present, the following resolution amending the Amended Articles of Incorporation was adopted by the affirmative vote of eleven of the twelve Directors of the Corporation, pursuant to the authority granted to the Board of Directors by the Corporation's Amended Articles of Incorporation, Article Fourth, Section 2, under and pursuant to Section 1701.70(B)(1) of the Ohio Revised Code:

                 RESOLVED, that Article Fourth, Section 4 is hereby amended in its entirety by substituting the following terms and provisions of Series C Preferred Stock in place of the prior terms and provisions thereof.

         Section 4.               ADDITIONAL TERMS AND PROVISIONS OF
                                  SERIES C PREFERRED STOCK.

         In addition to the express terms set forth in Section 2 of this Article Fourth which are applicable to all series of Preferred Stock, additional express terms of the Series C Preferred Stock are as follows:

                 (a) The designation of such series shall be Series C Cumulative Preferred Stock ("Series C Preferred Stock") and such series shall consist of 200,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series C Preferred Stock.

                 (b) The holders of shares of Series C Preferred Stock shall be entitled to receive, as and when declared by the Board of Directors, out of funds legally available for the payment thereof, quarterly dividends payable in cash on the 1st day of February, May, August and November in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) Ten Dollars ($10.00) or (b) subject to the provision for adjustment hereinafter set forth, 100
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         times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend
         Payment Date or, with respect to the first Quarterly Dividend
         Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (c) The corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph
         (b) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) ; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of Ten Dollars ($10.00) per share on the Series C Preferred Stock shall nevertheless be accrued and payable on such subsequent Quarterly Dividend Payment Date.

                 (d) Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
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                 (e) Whenever quarterly dividends or other dividends or
         distributions payable on the Series C Preferred Stock as provided in
         Section 4(b) of this Article Fourth are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the corporation shall not:

                          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;

                          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or

                          (iv) redeem or purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                 (f) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, unless the corporation could, under Section 3(e) of this Article Fourth purchase or otherwise acquire such shares at such time and in such manner.
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                 (g)      Any shares of Series C Preferred Stock purchased or
         otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. Except as contemplated herein in this Article Fourth, all such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or as otherwise required by law.

                 (h) Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received One Hundred Dollars ($100.00) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common stock or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (i) In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series C Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange
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         or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                 (j) The shares of Series C Preferred Stock shall not be redeemable.

                 (k) The Series C Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, pari passu to all series of any other class of the corporation's Preferred Stock.


         IN WITNESS WHEREOF,RICHARD L. MOLEN, President and Chief Executive Officer, and NANCY A. MICHAUD, Secretary, of HUFFY CORPORATION, acting for and on behalf of the Corporation, have hereunto subscribed their names this
30th    day of January, 1995.


                                          /s/  Richard L. Molen
                                        -------------------------------------
                                        Richard L. Molen
                                        President and Chief Executive Officer


                                          /s/  Nancy A. Michaud
                                        -------------------------------------
                                        Nancy A. Michaud
                                        Secretary